Exhibit 23

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of December 29, 2023, is entered into by and among Retailco, LLC, a Texas limited liability company (“Parent”), and each undersigned stockholder (each, a “Subject Stockholder” and, collectively, the “Subject Stockholders” and, together with Parent, each a “Party” and collectively, the “Parties”) of Via Renewables, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of December 29, 2023 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, NuRetailco LLC, a Delaware limited liability company (“Merger Sub”) and the Company.

RECITALS

WHEREAS, as of the date of this Agreement, the Subject Stockholders are the record holders and/or beneficial owners (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used), and have full voting power of shares of Company stock (the “Shares”) in the amounts set forth on Schedule I attached to this Agreement;

WHEREAS, the Company, Parent and Merger Sub have entered into the Merger Agreement in the form attached hereto as Annex A, which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the DGCL and the Merger Agreement (capitalized terms used herein without definition shall have the meaning ascribed to those terms in the Merger Agreement);

WHEREAS, the Subject Stockholders acknowledge that, as a condition and material inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement, Parent has required that, concurrently with the execution and delivery of the Merger Agreement, the Subject Stockholders enter into this Agreement, agreeing to, among other things (1) vote all of the Subject Stockholder’s Subject Shares (as defined in Section 1.01 hereof) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, (2) not exchange their Holdco Units and shares of Company Class B Common Stock for shares of Company Class A Common Stock other than following the Closing; and (3) Transfer (as defined below) their Holdco Units and their Company Class B Common Stock to Parent simultaneously with the consummation of the Merger;

WHEREAS, Parent desires that the Subject Stockholders agree, and the Subject Stockholders are willing to agree, subject to the limitations herein, to (1) not Transfer any of their Shares (2) vote their Subject Shares (as defined in Section 1.01 hereof) (or cause their Subject Shares to be voted or otherwise execute and deliver written consents) in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement; and (3) to undertake certain additional obligations pursuant to this Agreement;

WHEREAS, Parent and the Subject Stockholders desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE 1

VOTING AND TRANSFER OF SHARES

Section 1.01 Voting.

(a) The Subject Stockholders irrevocably and unconditionally agree, during the period beginning on the date of this Agreement and ending on the Expiration Date (as defined in Section 4.01 hereof) (the “Applicable Period”), at each meeting of the stockholders of the Company (a “Meeting”) and at each adjournment or postponement thereof, and in connection with each action or approval by consent in writing of the stockholders of the Company (a “Consent Solicitation”), which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after the Company requests such delivery, to cause to be present in person or represented by proxy and to vote or cause to be voted (or express consent or dissent in writing, as applicable) that number of Shares set forth on Schedule I to this Agreement and any additional Shares that are hereafter held of record or beneficially owned by the Subject Stockholders (collectively, the “Subject Shares”) that are entitled to vote (or express consent or dissent in writing, as applicable), in each case, as follows:

(i)

in favor of any proposal for stockholders of the Company to adopt or approve the Merger Agreement (including by executing and delivering, and not revoking or attempting or purporting to revoke, any written consents) and approving any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger;

(ii)

in favor of any proposal to adjourn a Meeting at which there is a proposal for stockholders of the Company to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the proposals described in clause (i) above or if there are not sufficient Shares present in person or represented by proxy at such Meeting to constitute a quorum;

(iii)	against any proposal, offer or submission with respect to a Competing Transaction;

(iv)

against any proposal for any amendment or modification of the Company’s governing documents that would change the voting rights of any Shares or the number of votes required to approve any proposal, including the vote required to adopt the Merger Agreement; and

(v)

against any action, transaction, agreement or proposal that would, or would reasonably be expected to (A) result in a breach of any representation, warranty, covenant or any other obligation or agreement of the Company under the Merger Agreement or any agreement ancillary thereto or the Subject Stockholders under this Agreement or any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled on a timely basis, (B) prevent, delay or impair consummation of the Merger or dilute, in any material respect, the benefit of the Merger to Parent, or (C) facilitate any proposal, offer or submission with respect to a Competing Transaction or any agreement to enter into a Competing Transaction.

(b) Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.01 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation. For the avoidance of doubt, nothing contained herein requires the Subject Stockholders (or entitles any proxy of the Subject Stockholders) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying Shares.

(c) The Subject Stockholders agree

(i)

not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.01;

(ii)	not to exchange their Holdco Units and shares of Company Class B Common Stock for shares of Company Class A Common Stock other than following the Closing; and

(iii)	to Transfer their Holdco Units and their Company Class B Common Stock to Parent simultaneously with the consummation of the Merger.

Section 1.02 No Transfers. During the Applicable Period, the Subject Stockholders agree not to, directly or indirectly, in one or more transactions, whether by merger, consolidation, division, operation of law, or otherwise (including by succession or otherwise by operation of applicable Law): (a) sell, convey, assign, transfer, exchange, pledge, hypothecate or otherwise encumber or dispose of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (b) deposit any Subject Shares or any rights to acquire any securities or equity interests of the Company into a voting trust or enter into a voting agreement or any other arrangement with respect to any Subject Shares or any rights to acquire any securities or equity interests of the Company or grant or purport to grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the direct or indirect sale, conveyance, assignment, transfer, exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (d) otherwise grant, permit or suffer the creation of any Encumbrances (as defined in Section 2.04 hereof) on any Subject Shares, other than Permitted Encumbrances (as defined in Section 2.04 hereof); or (e) approve or commit or agree to take any of the foregoing actions (any action described in the immediately preceding sentence, a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers (i) between the Subject Stockholders and any Affiliate of the Subject Stockholders, (ii) if any Subject Stockholder is an individual, to a trust for the benefit of such Subject Stockholder or to any member of such Subject Stockholder’s immediate family or a trust for the benefit of such immediate family member, or (iii) if any Subject Stockholder is an individual, by will, other testamentary document or under the laws of intestacy upon the death of such Subject Stockholder, in each case, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate or transferee executes and delivers to Parent a joinder to this Agreement in the form attached hereto as Annex B. Any Transfer or action in violation of this Section 1.02 shall be void ab initio. If any involuntary Transfer of any of Subject Shares occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period.

Section 1.03 Stop Transfer. The Subject Stockholders shall not request that the Company register any transfer of any certificate or book-entry Share or other uncertificated interest representing any Subject Shares made in violation of the restrictions set forth in Section 1.02 during the Applicable Period and hereby authorize and instruct the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Subject Shares, subject to the provisions hereof; provided, that any such stop transfer order will immediately be withdrawn and terminated by the Company following the termination of this Agreement.

Section 1.04 Waiver of Appraisal Rights. The Subject Stockholders hereby agree not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger and any of the transactions contemplated thereby or in the Merger Agreement (collectively, “Appraisal Rights”).

Section 1.05 Public Announcements; Filings; Disclosures.

(a) The Subject Stockholders (and the Subject Stockholders’ controlled Affiliates) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, or the transactions contemplated hereby or thereby, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as required by applicable Law, in which case the Subject Stockholders shall use their reasonable best efforts to provide Parent and Parent’s legal counsel with a reasonable opportunity to review and comment on such Public Communication in advance of its issuance and shall give reasonable and good faith consideration to any such comments.

(b) The Subject Stockholders hereby consent to and authorize the Company and Parent to publish and disclose, in any Public Communication or in any disclosure required by the SEC, any Schedule 13E-3 filed with the SEC with respect to the Merger and the transactions contemplated thereby and in any Proxy Statement prepared by the Company and filed with the SEC relating to any special meeting (the “Company Stockholders Meeting”), the Subject Stockholders’ identity and ownership of Subject Shares and the Subject Stockholders’ obligations under this Agreement (the “Stockholder Information”), and consent to the filing of this Agreement to the extent required by applicable Law to be filed with the SEC or any regulatory authority relating to the Merger, and agree to cooperate with the Company and Parent in connection with such filings, including providing Stockholder Information reasonably requested by Parent.

Section 1.06 Non-Solicitation. Each Subject Stockholder acknowledges that it has read Section 6.2 of the Merger Agreement. In addition, each Subject Stockholder agrees that the restrictions imposed on the Company pursuant to Section 6.2 of the Merger Agreement shall be binding upon each Subject Stockholder mutatis mutandis and further agrees not to take (and agrees to cause its Affiliates and its and their Representatives not to take), directly or indirectly, any action that would violate Section 6.2(b), (c), or (d) of the Merger Agreement if such action were taken by the Company.

Section 1.07 No Agreement as Director or Officer. Each Subject Stockholder is entering into this Agreement solely in the Subject Stockholder’s capacity as record and/or beneficial owner of the Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by the Subject Stockholder or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Subject Stockholder to the Company Board) of the Subject Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity.

Section 1.08 Acquisition of Additional Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Date, (a) any Subject Shares are issued to any Subject Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) any Subject Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) any Subject Stockholder acquires the right to vote or share in the voting of any Subject Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Subject Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Subject Stockholder as of the date hereof.

Section 1.09 No Litigation. Each Subject Stockholder hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Entity (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person or alleging that any Person aided or abetted any breach of any fiduciary duty of any Person in connection with this Agreement or the Merger Agreement or the transactions contemplated thereby or thereby, (c) seeking Appraisal Rights in connection with the Merger or (d) otherwise relating to the Merger Agreement, this Agreement or the Merger or other transactions contemplated hereby or thereby. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit any Subject Stockholder from enforcing the Subject Stockholder’s rights under this Agreement or the Subject Stockholder’s right to receive the Merger Consideration.

Section 1.10 Further Assurances. Each Subject Stockholder shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SUBJECT STOCKHOLDERS

Each Subject Stockholder hereby represents and warrants to Parent as follows:

Section 2.01 Organization; Authorization. In the event any Subject Stockholder is an individual, such Subject Stockholder has full power, right and legal capacity to execute and deliver this Agreement, and to perform his or her obligations hereunder. In the event any Subject Stockholder is a legal entity, (a) such Subject Stockholder is a legal entity duly organized, validly existing and in good standing under the applicable Law of the Subject Stockholder’s jurisdiction of its organization, (b) such Subject Stockholder has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform such Subject Stockholder’s obligations under this Agreement and consummate the transactions contemplated by this Agreement, and (c) no approval by any holder of such Subject Stockholder’s equity interests is necessary to approve this Agreement. This Agreement has been duly authorized, executed and delivered by each Subject Stockholder and, in the event any Subject Stockholder is an individual and is married and any of the Subject Stockholder’s Subject Shares constitute community property or spousal approval is otherwise required in order for this Agreement to be a valid and binding obligation of the Subject Stockholder, this Agreement has been duly authorized, executed and delivered by or on behalf of such Subject Stockholder’s spouse, and this Agreement constitutes a valid and binding agreement of such Subject Stockholder enforceable against the Subject Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 2.02 Governmental Filings; No Violations; Certain Contracts. The execution, delivery and performance by the Subject Stockholders of this Agreement and the consummation by the Subject Stockholders of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to the Subject Stockholders, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity (except for such filings as may be required by the SEC), (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement) or (iv) conflict with or result in a breach of or constitute a default under any provision of the Subject Stockholders’ governing documents or any agreement (including any voting agreement) to which the Subject Stockholders are a party.

Section 2.03 Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Subject Stockholders perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement (a) there is no action, suit, demand, complaint, litigation, review, audit, hearing, arbitration, proceeding, investigation or similar dispute by or before any Governmental Entity or otherwise pending or, to the knowledge of the Subject Stockholders, threatened against the Subject Stockholders or any of their Affiliates and (b) neither the Subject Stockholders nor any of their Affiliates are a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

Section 2.04 Ownership of Subject Shares; Voting Power. Schedule I to this Agreement correctly sets forth the number of each Subject Stockholder’s Subject Shares as of the date of this Agreement and, other than such Subject Shares, as of the date of this Agreement, there are no Company securities (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Company securities) held of record or beneficially owned by the Subject Stockholders or in respect of which the Subject Stockholders have full voting power, other than the shares of Company Series A Preferred Stock held of record or beneficially owned by any Subject Stockholder. The Subject Stockholders have not made any Transfer of Subject Shares and the Subject Stockholders are the record holders and/or beneficial owners of all of their Subject Shares and have, and shall have throughout the Applicable Period, good and valid title to the Subject Shares, full voting power and power of disposition with respect to all such Subject Shares free and clear of any liens, security interests, claims, pledges, proxies, options, right of first refusals, voting restrictions, limitations on dispositions, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that (a) may be imposed pursuant to (i) this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, (ii) any applicable restrictions on transfer under U.S. state or federal securities or “blue sky” applicable Laws or (iii) the Company’s governing documents or the terms of any customary custody or similar agreement applicable to Subject Shares held in brokerage accounts or (b) would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Subject Stockholders perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement (“Permitted Encumbrances”). No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Stockholder’s Subject Shares other than pursuant to the Merger Agreement or as set forth in the Company’s governing documents.

Section 2.05 Reliance. Each Subject Stockholder understands and acknowledges that Parent and Merger Sub are relying upon the Subject Stockholders’ execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Subject Stockholder contained in this Agreement.

Section 2.06 Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Parent, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Subject Stockholders.

Section 2.07 Proxy Statement; Schedule 13E-3. None of the information supplied or to be supplied by the Subject Stockholders for inclusion or incorporation by reference in any Proxy Statement, Schedule 13E-3, and any amendment or supplement thereto will, at the date of mailing to the stockholders of the Company, and at the time of the Company Stockholders Meeting and as of each applicable date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.08 Other Agreements. The Subject Stockholders have not taken or permitted any action that would or would reasonably be expected to (a) constitute or result in a breach hereof, (b) make any representation or warranty of any Subject Stockholder set forth herein untrue or inaccurate or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement.

Section 2.09 Subject Stockholder Has Adequate Information. Each Subject Stockholder acknowledges that it is a sophisticated investor with respect to the Subject Stockholder’s Subject Shares and has adequate information concerning the business and financial condition of the Company and Parent to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent, the Company or any Affiliate of Parent and the Company, and based on such information as the Subject Stockholder has deemed appropriate, made the Subject Stockholder’s own analysis and decision to enter into this Agreement. Each Subject Stockholder acknowledges that it has received and reviewed this Agreement and the Merger Agreement and has had the opportunity to seek independent legal advice prior to executing this Agreement.

Section 2.10 No Other Representations or Warranties. Except for the representations and warranties made by the Subject Stockholder in this Article 2, neither the Subject Stockholders nor any other Person makes any express or implied representation or warranty to Parent or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and Parent expressly disclaims any such other representations or warranties.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Subject Stockholders as follows:

Section 3.01 Organization. Parent is a legal entity duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.02 Corporate Authority. Parent has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 3.03 No Other Representations or Warranties. Except for the representations and warranties made by Parent in this Article 3, neither Parent nor any other Person makes any express or implied representation or warranty to the Subject Stockholders in connection with this Agreement or the transactions contemplated by this Agreement, and the Subject Stockholders expressly disclaim reliance upon, and the Subject Stockholders acknowledge and agree that such Party expressly disclaims, any such other representations or warranties.

ARTICLE 4

GENERAL PROVISIONS

Section 4.01 Termination. This Agreement, including the voting agreements contemplated by this Agreement, shall automatically be terminated at the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article VIII thereof; or (c) the effective date of a written agreement duly executed and delivered by the Parties terminating this Agreement (the date and time at which the earlier of clause (a), (b), and (c) occurs being, the “Expiration Date”); provided, however, that in the case of any termination of this Agreement, Section 1.04, Section 1.05, Section 4.08, and Section 4.09 of this Agreement shall survive such termination. Nothing set forth in this Section 4.01 or elsewhere in this Agreement shall relieve any Party of any liability or damages to any other Party for any breach of this Agreement by such Party prior to such termination or fraud in connection with, arising out of or otherwise related to the representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

Section 4.02 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (or otherwise as of the immediately following Business Day), addressed as follows:

If to Parent:

Retailco, LLC

12140 Wickchester Lane, Ste. 100

Houston, TX 77079

Attention: William Keith Maxwell III

Email: kmaxwell@viarenewables.com

If to the Subject Stockholders, to each Subject Stockholder’s address set forth on a signature page hereto.

Section 4.03 Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Merger is consummated.

Section 4.04 Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 4.05 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements between the Parties as contemplated by or referred to herein, including the annexes hereto (a) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties and any of their respective Affiliates with respect to the transactions contemplated hereby; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Merger Agreement.

Section 4.06 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to modify this Agreement to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 4.07 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 4.07 shall not be required to provide any bond or other security in connection with any such injunction.

Section 4.08 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 4.09 Consent to Jurisdiction; WAIVER OF TRIAL BY JURY. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court in the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal courts of the United States of America sitting in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and manner of service of process. Each Party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 4.09. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.10 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 4.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 4.11 Amendment. This Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each of the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

PARENT:

Retailco, LLC a Texas limited liability company

By:	/s/ W. Keith Maxwell
W. Keith Maxwell Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

SUBJECT STOCKHOLDERS:

TXEX ENERGY INVESTMENTS, LLC, a Texas limited liability company

By:	/s/ W. Keith Maxwell
W. Keith Maxwell Chief Executive Officer 12140 Wickchester Lane, Ste. 100 Houston, TX 77079

ELECTRIC HOLDCO, LLC, a Texas limited liability company

By:	/s/ W. Keith Maxwell
W. Keith Maxwell Chief Executive Officer 12140 Wickchester Lane, Ste. 100 Houston, TX 77079

RETAILCO, LLC, a Texas limited liability company

By:	/s/ W. Keith Maxwell
W. Keith Maxwell Chief Executive Officer 12140 Wickchester Lane, Ste. 100 Houston, TX 77079

NUDEVCO RETAIL HOLDINGS, LLC, a Texas limited liability company

By:	/s/ W. Keith Maxwell
W. Keith Maxwell Chief Executive Officer 12140 Wickchester Lane, Ste. 100 Houston, TX 77079

NUDEVCO RETAIL, LLC, a Texas limited liability company

By:	/s/ W. Keith Maxwell
W. Keith Maxwell Chief Executive Officer 12140 Wickchester Lane, Ste. 100 Houston, TX 77079

/s/ W. Keith Maxwell
W. KEITH MAXWELL 12140 Wickchester Lane, Ste. 100 Houston, TX 77079

SCHEDULE I

Subject Stockholder	Series	Shares Owned Beneficially	Shares Held of Record	Shares Over Which the Subject Stockholder has Full Voting Power
William Keith Maxwell III	Class A	748,748	—	748,748
Retailco, LLC	Class B	—	3,945,000	3,945,000
NuDevco Retail, LLC	Class B	—	55,000	55,000
William Keith Maxwell III	Series A Preferred	7,000	—	7,000

ANNEX A

MERGER AGREEMENT

[attached]

ANNEX B

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Support Agreement dated as of ______________, 2023 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”) by and between Parent and the Subject Stockholders that are party thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Subject Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Subject Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Dated: __________________, 202__

By:
Name:
Title:

Address for Notices:

With copies to:

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